EXHIBIT 99.1

Nephros Appoints Gerald J. Kochanski as Chief Financial Officer

NEW YORK, NY -- Nephros, Inc. (Amex: NEP - News) today announced that, effective April 28, 2008, Gerald J. Kochanski has been appointed Chief Financial Officer.

Mr. Kochanski joins the company from Lordi Consulting LLC, where he has served as Director since 2007.

"Jerry has a proven track record as a chief financial officer, and we will look to his expertise to help guide our financial and business strategy," said Norman J. Barta, Chief Executive Officer of Nephros. "His wealth of experience in helping to run several businesses combined with his knowledge of the investment community, industry accounting requirements and SEC compliance will be significant assets as our team continues to advance our strategic vision."

"I look forward to becoming a key contributor to Nephros's future growth," said Mr. Kochanski. "Nephros's efforts to develop new and improved filtration systems for medical and field use are indeed exciting, and I'm anxious to start working with the other members of the Nephros team to maximize the Company's potential."

Mr. Kochanski is a Certified Public Accountant with over thirty years of experience in finance and accounting. Mr. Kochanski has a strong track record working with growing companies, and has played a key role in several major corporate collaborations, successfully completing public and private financial transactions.

Since February of 2007, Mr. Kochanski held the position of Financial Consultant Director at Lordi Consulting LLC. Prior to his tenure at Lordi, he spent three years with American Water Enterprises, Inc. as Chief Financial Officer. From 1998 through 2004, Mr. Kochanski was the Chief Financial Officer for Scanvec Amiable Limited. From 1991 to 1998 he was the Chief Financial Officer for Marketing Technologies, Inc. Prior to 1991, Mr. Kochanski held various financial positions at Gist-Brocades Food Ingredients, Inc., Keystone Franklin, Inc. and Airshields, Inc. Mr. Kochanski started his career and spent three years in public accounting at Price Waterhouse & Co. Mr. Kochanski earned his Bachelor's degree and MBA from LaSalle University and is a Certified Public Accountant.

Mark Lerner has stepped down as Nephros's Chief Financial Officer to pursue other interests. "We thank Mark for his work and his contributions to Nephros during a challenging transitional period, and wish him well in his future endeavors," said Mr. Barta.

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system is designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing ESRD treatment methods; particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

Nephros also markets a line of water filtration products, the Dual Stage Ultrafilter (DSU). The Company's patented dual stage cold sterilization Ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses and parasites. The DSU proprietary design provides dual-stage filtration which reduces the risk of filtration failure. With an initial focus on health care, the DSU is in a pilot-use program at a major U.S. medical center and has been selected for further development by the U.S. Marine Corps.

For more information on Nephros please visit the Company's website, www.nephros.com.

Forward-Looking Statements

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include statements regarding the efficacy and intended use of the Company's technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) Nephros may not be able to obtain funding if and when needed or on terms favorable to it in order to continue operations or fund its clinical trials; (ii) Nephros may not be able to continue as a going concern; (iii) Nephros may not be able to liquidate its short-term investments when needed to fund its operations; (iv) Nephros may be unable to maintain compliance with the American Stock Exchange's continued listing standards; (v) products that appeared promising to Nephros in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials; (vi) Nephros may not obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vii) Nephros may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; (viii) HDF therapy may not be accepted in the United States and/or Nephros' technology and products may not be accepted in current or future target markets, which could lead to failure to achieve market penetration of Nephros' products; (ix) Nephros may not be able to sell its ESRD therapy or water filtration products at competitive prices or profitably; (x) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products; and (xi) Nephros may not be able to achieve sales growth in Europe or expand into other key geographic markets. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the Securities and Exchange Commission, including Nephros' Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Source: Nephros, Inc.